Michael Porter, President Jeffrey Myhre, VP - Editorial
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HYDROGEN ENGINE CENTER, INC.
Nicole Fritz-Kemna,
Communications Director
(515) 295-3178
nkemna@hydrogenenginecenter.com

FOR IMMEDIATE RELEASE

HYDROGEN ENGINE CENTER RECEIVES PURCHASE ORDER FROM
NEWFOUNDLAND AND LABRADOR HYDRO

Grid Integration Work Commenced for Hydrogen Powered 4+1TM Genset

ALGONA, IA, August 25, 2008 -- Hydrogen Engine Center, Inc., (OTC BB: HYEG), a developer of systems and processes used in the design, manufacture and distribution of alternative fuel internal combustion engines, engine controls and generator systems, has announced the receipt of a purchase order from Newfoundland and Labrador Hydro [Hydro] for additional work for grid integration of the 250kW 4+1TM Oxx Power® hydrogen generator for Hydro’s Wind-Hydrogen-Diesel energy project in the remote community of Ramea, Newfoundland and Labrador, Canada.

Ramea is the site of a five-year innovative research and development project for an isolated wind-hydrogen-diesel generation system, among the first of its kind in the world. This project is focused on developing an environmentally-friendly energy solution to be used in small, isolated electrical distribution systems. The project builds on the existing, successful wind-diesel system that has been operating in Ramea since 2004.

Ted Hollinger, President and CEO of Hydrogen Engine Center, said, “Hydrogen Engine Center is very pleased to receive this purchase order and we are looking forward to the collaborative effort with Hydro to connect this hydrogen-fueled power generation system to the Ramea Wind-Hydrogen-Diesel energy project. The completion and installation of this unit will prove a concept that I have believed in for years - namely that we really can produce our own ‘clean’ power from the natural energy that surrounds us. This is an environmentally clean and economically viable solution.”

This highly scalable 250kW Oxx Power® generator unit, when completed and installed, is being designed as an integral part of large-scale power generation systems. By integrating wind-based energy with Hydrogen Engine Center’s Oxx Power® generator system, Hydrogen Engine Center plans to bring on-line a sustainable solution that extends the reach of wind energy, reduces dependence on foreign oil and introduces carbon-free technology. During slack wind conditions, hydrogen, which is produced by water electrolysis when the wind is blowing, will be used to fuel the 4+1TM power generation system, thereby extending the use of wind energy sources.

The 4+1TM generator was part of Hydrogen Engine Center’s contract to deliver the generator system to Natural Resources Canada (“NRCan”), who subsequently loaned the generator system to Hydro for integration into its Wind-Hydrogen-Diesel energy project. The generator system was successfully tested in Canada for several months, generating power by burning non-polluting hydrogen fuel. The generator system is controlled by our Oxx BoxxTM technology, whereby four engines run in parallel while one is always in reserve. This design maximizes both output and reliability, to become a key part of extending the use of both wind power and the power grid.

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About Newfoundland and Labrador Hydro
Headquartered in St. John’s, Newfoundland and Labrador, Canada, Hydro is a Crown corporation with a mandate to deliver safe, reliable, least-cost energy to industrial, utility and residential customers in Newfoundland and Labrador. The company supplies over 80 per cent of the province’s electrical energy, and has expanded its operations into oil and gas, wind generation, and, research and development. Hydro, with its subsidiaries, is the fourth largest power utility in Canada, with over 7,300 megawatts (MW) of installed generating capacity in 2007. For more information, visit www.nlh.nl.ca.

About Hydrogen Engine Center, Inc.
Hydrogen Engine Center, Inc. (HEC) develops systems and processes used in the design, manufacture and distribution of alternative fuel internal combustion engines, engine controls and generator systems. These technologies are for use by customers and partners in the industrial and power generation markets. The company has and continues to file patents around these next generation systems and processes. These solutions and the engines using them are designed to run on alternative fuels including but not limited to gasoline, propane, natural gas, ethanol and hydrogen. Hydrogen Engine Center is developing engines that are fueled by ammonia. Engines and engine products are sold under the brand name Oxx Power ™. HEC trades on the Bulletin Board under the symbol "HYEG.OB." Principal offices are located at 2502 E Poplar St., Algona, Iowa 50511. Visit www.hydrogenenginecenter.com or in the US dial 515-295-3178 for more information.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company’s ability to hire and retained qualified employees, the Company's dependence on third-party suppliers, the availability of capital and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

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